SAND TECHNOLOGY

Mr. Mike Pilcher
140 Westbourne Grove
Flat 6
W11 2RR
London, U.K.

April 1, 2010

Dear Mike,

I am pleased to invite you to become a full-time employee of Sand Technology Ltd. ("SAND") with a scheduled start date on or before April 1, 2010. In your new capacity as Chief Operating Officer, you will have responsibility for global sales and marketing of all SAND product offerings. Among other responsibilities you will also play an integral role in setting the overall development path of SAND's technical team.

The following defines the conditions of this offer:

1. Your position will be Chief Operating Officer. This role reports directly to me, CEO of Sand Technology.

2. During the term of your employment with SAND, you shall devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully, diligently and competently, and you shall use your best efforts to further the business of SAND and its affiliates.

3. Your compensation package is defined in the attached Appendix A.

4. You will be entitled to receive SAND's employment related benefits made available to other employees to the full extent of your eligibility under the terms of the insurance contracts pursuant to which the benefits are provided.

   In particular, you shall be permitted, to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or similar benefit plan of SAND that may be available to other comparable employees generally on the same terms as such other employees. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

5. You will be entitled to three weeks vacation annually. SAND follows a "use or lose" vacation policy, so it is important that you both schedule and take your vacation each year. The period between Christmas & New Year are considered mandatory vacation days for all SAND Employees with specific exceptions in the development and product support areas.

6 Reasonable business and living expenses associated with your stays away from home on behalf of SAND, incurred by you will be reimbursed according to SAND's expense reimbursement policy.

7. You will be required to execute an Employee Confidential and Copyright form, included below as Attachment A, which basically defines your responsibilities to protect SAND confidential information and assign all inventions and copyrights during your employment to SAND.

Mike, we are extremely pleased about having you as a part of the SAND team, and I am looking to you to help quickly unlock the tremendous potential of SAND products. Please acknowledge acceptance of this offer by signing and returning the enclosed copy of this letter. SAND and you shall undertake to promptly prepare and execute all of the documents and agreements as are reasonably and necessary to carry out the intentions expressed herein.

I am confident you will make significant contributions to our growth at SAND Technology, and I look forward to working with you. Please read this letter carefully and sign it together with Addendum A to verify your understanding and acceptance of all terms and conditions.

Sincerely,

Thomas M. O'Donnell
CEO
Sand Technology

Accepted on this MP day of April, 2010

Mike Pilcher

ATTACHMENT A

TO LETTER DATED April 1, 2010
FROM SAND TECHNOLOGY
TO Mike Pilcher

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

I agree with Sand Technology (the "Company"):

A. Inventions and Trade Secrets

1. To disclose promptly to the Company, in writing, all inventions, developments and discoveries, which I make or I may make or conceive, either solely or jointly with others, during the period I work for the Company, that:
   (a) relate to any subject matter with which my work for the Company may be concerned; or
   (b) relate to or are connected with the business, products or projects of the Company; or
   (c) involve the use of the Company's time, materials or facilities.

2. At all times while I am working for the Company and at any time subsequent to the termination of my work for the Company regardless of the reason for such termination, at no expense to me, to execute and deliver such assignments and other documents, and to perform such other acts (including my appearance as a witness in any contest) as may be requested by the Company to obtain or uphold, of the benefit of the Company, patents in any and all countries, for inventions, developments and discoveries within the categories defined in 1. (a), (b), (c), above, whether or not I am an inventor thereof, said inventions, developments and discoveries to be and remain the property of the Company or its nominees.

3. At all times while I am working for the Company and at any time subsequent to the termination of my work for the Company regardless of the reason for such termination, to hold in strictest confidence, and not use for my own purposes or for the benefit of others, and not publish and not disclose to any person, firm or corporation, without prior express written authorization of an officer of the Company, any trade secrets or any confidential or proprietary knowledge or information concerning any inventions, manufacturing or processing techniques, processes, formulae, data, or other matter regarding the research and development programs, products, customers, sales or business of the Company, which I may in any way acquire or develop by reason of my work for the Company.

   This does not include the following:
   a. Information as defined above that becomes known through no fault of my own, or
   b. Information that is public knowledge through no fault of my own.

4. Upon leaving the service of the Company, for whatever reason, to deliver promptly to the Company, all notes, books, engineering records, correspondence, drawings, and other written and graphical records in my possession or under my control relating to the business, products, or projects of the Company.

5. To abide by the foregoing provisions in all respects, and specifically, that I will not withhold inventions conceived or reduced to practice in connection with my work of the Company for my own use after I cease to work for the Company for whatever reason, that I will not impart to subsequent employers information to be held by me in confidence as defined in (3) above, and that I will not induce or encourage other consultants or employees of the Company to violate the terms of their agreements with the Company.

6. For a period of one year from the date of leaving the service of the Company, not solicit other employees of the Company to leave the Company for any new employer or place of work of mine.

Listed by descriptive title for the purposes of identification are all the inventions made by me prior to this signature of this Agreement, which I consider to be my property, and which are excluded from this Agreement.

____

____

____

B. Outside Activities

To disclose to the Company, in writing, any and all consulting or professional services I am presently performing for the other parties, and to advise the Company in writing, prior to accepting any offer to perform any future consulting or professional services related to or connected with a business, or products which are similar to those for the Company.

Mike Pilcher

Employee: (Print Name)

Mike Pilcher

Signature of Employee

Dated: **31st March 2010**

At:

APPENDIX A

To Employment Letter dated April 1, 2010
From SAND Technology
To Mike Pilcher

I. Base Annual Salary
   A. 150,000 GBP ✓

II. 2010 Fiscal Year End Performance Bonus
   A. 50,000 GBP
   B. Payment of bonus requires delivery to and acceptance by SAND Board of Directors of a "Go To Market Plan".
   C. In the event that the "Go To Market Plan" proposes a sale of the company the bonus would be guaranteed.

III. 2011 Fiscal Year End Performance Bonus
   A. Maximum Potential Bonus of 150,000 GBP
   B. 50% of the bonus to be paid pro rata after 6 months of FY 2011, upon achievement of revenue between $4,500,000 and $5,400,000.
   C. 50% of the bonus to be paid pro rata after 12 months upon achievement of revenue between $10,000,000 and $12,000,000.
   D. Bonus could be taken in stock.

IV. 2012 Fiscal Year End Performance Bonus
   A. Maximum Potential Bonus of 150,000 GBP
   B. 50% of the bonus to be paid pro rata after 6 months of FY 2012, upon achievement of revenue between $5,850,000 and $7,650,000.
   C. 50% of the bonus to be paid pro rata after 12 months upon achievement of revenue between $13,000,000 and $17,000,000.
   D. Bonus could be taken in stock.

V. Equity
   A. 4% of fully diluted shares as of April 1, 2010.
   B. Single trigger accelerated vesting in the event of an acquisition.
   C. 25% (of 4%) on signing. If Mike leaves SAND on own volition before October 1, 2010 this stock would revert back to SAND. If the "Go To Market Plan" is not accepted by SAND Board of Directors this stock would revert back to SAND.
   D. 37.5% (of 4%) on achieving revenues of $10,000,000 in FY 2011.
   E. 37.5% (of 4%) on achieving revenues of $13,000,000 in FY 2012.

APPENDIX A

To Employment Letter dated April 1, 2010
From SAND Technology
To Mike Pilcher

I. Base Annual Salary
   A. 150,000 GBP

II. 2010 Fiscal Year End Performance Bonus
   A. 50,000 GBP
   B. Payment of bonus requires delivery to and acceptance by SAND Board of Directors of a "Go To Market Plan".
   C. In the event that the "Go To Market Plan" proposes a sale of the company the bonus would be guaranteed.

III. 2011 Fiscal Year End Performance Bonus
   A. Maximum Potential Bonus of 150,000 GBP
   B. 50% of the bonus to be paid pro rata after 6 months of FY 2011, upon achievement of revenue between $4,500,000 and $5,400,000.
   C. 50% of the bonus to be paid pro rata after 12 months upon achievement of revenue between $10,000,000 and $12,000,000.
   D. Bonus could be taken in stock.

IV. 2012 Fiscal Year End Performance Bonus
   A. Maximum Potential Bonus of 150,000 GBP
   B. 50% of the bonus to be paid pro rata after 6 months of FY 2012, upon achievement of revenue between $5,850,000 and $7,650,000.
   C. 50% of the bonus to be paid pro rata after 12 months upon achievement of revenue between $13,000,000 and $17,000,000.
   D. Bonus could be taken in stock.

V. Equity
   A. ~~4% of fully diluted shares as of April 1, 2010.~~
   B. Single trigger accelerated vesting in the event of an acquisition.
   C. 25% (of 4%) on ~~signing~~(1) If Mike leaves SAND on own volition before October 1, 2010 this stock would revert back to SAND. If the "Go To Market Plan" is not accepted by SAND Board of Directors this stock would revert back to SAND.
   D. 37.5% (of 4%) on achieving revenues of $10,000,000 in FY 2011.
   E. 37.5% (of 4%) on achieving revenues of $13,000,000 in FY 2012.

(1) 25% (of 4%) on 19.Apr.10 will be allocated in the form of stock options with a strike price of $0.001.

[signature] 20. APR. 10

[signature]